EXHIBIT 99.1

NetSol Technologies Limited Pakistan, (“NetSol PK”), a majority owned subsidiary of NetSol Technologies, Inc. servicing the Asia-Pacific region, today announced financial results for the quarter ended September 30, 2018.

Financial Highlights Q3, 2017-18

●	Revenues increased to PKR 1,222 million compared to PKR 833 million in corresponding quarter of last fiscal year

●	Gross profit increased to PKR 485 million compared to PKR 261 million in the corresponding period last fiscal year

●	Company posted a net profit of PKR 135 million compared to PKR 126 million last year

Company posted revenues of PKR 1,222 million for the quarter ended September 30, 2018 compared with PKR 833 million in same quarter of last year. Gross profit increased to PKR 485 million compared to PKR 261 million in the corresponding period. Cost of sales of the company increased from PKR 571 million to PKR 737 million. Main reason for this increase is the booking of travel reimbursable expense as cost of sales under revised IFRS 15 which was earlier booked as travel receivable under current assets. The Company has also recorded corresponding revenue with the same amount in its net revenues. The Company posted a net profit after tax of PKR 135 million or a profit of PKR 1.51 per diluted share in comparison of a net profit of PKR 126 million or PKR 1.40 per diluted share in the same quarter of fiscal year 2018.